Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ACQUIRES

EXCLUSIVE RIGHT TO AZASAN®

RALEIGH, NC, November 4, 2003 — Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that aaiPharma LLC has granted Salix the exclusive right to sell Azasan® (azathioprine tablets) 25/75/100 mg in North America. The agreement calls for Salix to make an up-front payment to aaiPharma as well as on-going royalty on net sales, and for aaiPharma to supply Salix with the products.

“Salix, with its acquisition of Azasan, again is demonstrating its commitment to provide gastroenterologists with the products they require to meet the needs of their patients,” commented Dr. Stephen Hanauer, Professor of Medicine and Clinical Pharmacology and Director of the Gastroenterology and Nutrition Section, University of Chicago Medical Center. “Azathioprine, the active ingredient in Azasan, is a potent immunosuppressive antimetabolite. The availability of azathioprine in multiple dosage strengths should provide physicians with greater flexibility and improved options in the treatment of patients of all ages.”

Commenting on the acquisition, Ms. Carolyn Logan, President and Chief Executive Officer, Salix Pharmaceuticals, stated, “We are extremely pleased that this acquisition allows us to provide aaiPharma’s innovative dosage forms of azathioprine to gastroenterologists and their patients. We plan to begin training our sales representatives immediately and anticipate launching Azasan before the end of December. I am pleased also to announce that aaiPharma has granted Salix a right of first discussion with respect to certain other future aaiPharma gastrointestinal disease products that it out-licenses.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Salix’s next product candidate is Rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for Rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a Granulated Mesalamine product. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Azasan® is a registered trademark owned by aaiPharma, Inc.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, intellectual property risks, management of rapid growth, the need to acquire additional products, and risks of regulatory review and clinical trials. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.